American Stock Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Closes Acquisition of NAMMCO Powder River Basin Property Interests

Casper, Wyoming, January 16, 2008 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (AMEX: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce that it has completed the acquisition of an undivided eighty-one percent (81%) interest in the NAMMCO mineral properties, covering over 75,000 acres (30,351 hectares) in the Pumpkin Buttes uranium mining district of the central Powder River Basin of Wyoming, U.S.A., pursuant to a purchase and sale agreement previously announced on September 19, 2007. Uranerz has effectively tripled its property position in the Powder River Basin and now controls a total of approximately 108,982 acres (44,122 hectares, or approximately 170 square miles) of mineral properties in the area.

In connection with the closing of the transaction, Uranerz has entered into a joint venture agreement with United Nuclear, a limited liability company owned by the sellers of the NAMMCO properties (the “NAMMCO Sellers”), to operate a joint venture under the name “Arkose Mining Venture”. United Nuclear will hold (and contribute to) a nineteen percent (19%) working interest in the Arkose Mining Venture. Uranerz will be the manager of the joint venture and plans to operate up to five drill rigs on the NAMMCO properties to implement an aggressive exploration program based on historic geologic data compiled by the NAMMCO Sellers and on Uranerz’s exploration knowledge and expertise in the Powder River Basin. Part of the initial drilling program will be targeted to explore resource and mineralization extensions near or adjacent to at least three Uranerz projects known to have uranium mineralization: Nichols Ranch, Doughstick and Collins Draw. Uranerz finalized and submitted applications to the federal and state regulatory agencies for licenses and permits to construct and operate in-situ recovery (“ISR”) uranium facilities on the Company's Nichols Ranch and Hank projects in December of 2007.

“The acquisition of the NAMMCO properties marks another important step for Uranerz in becoming a significant player in the uranium industry,” says Glenn Catchpole, President and C.E.O of Uranerz. “The addition of these properties now makes Uranerz one of the largest mineral claim holders in the Powder River Basin, an area well known for hosting uranium-mineralized sandstone roll front deposits amenable to ISR mining techniques. We welcome this acquisition as a major opportunity for the Company to considerably increase and define further uranium mineralization in the district.”

Mr. Stephen Payne, a registered professional geologist representing the NAMMCO Sellers, stated, “The NAMMCO properties contain approximately 200 miles of alteration-reduction trends ranging in depth from 300 feet to 1,100 feet.” He added, “Alteration-reduction trends in the Pumpkin Buttes mining district are typically composed of multiple, stacked roll front deposits that often contain associated uranium mineralization. This can provide an ideal environment for ISR amenable uranium deposits.”

The Company intends to release a National Instrument 43-101 technical report addressing the potential of the NAMMCO properties within 45 days of the closing of the transaction.

A detailed map identifying the Company’s current land position and property ownership in the central Powder River Basin can be found on the Company’s website (www.uranerz.com).

About Uranerz

Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange under the symbol “URZ”, and has options (derivatives on the common stock: puts and calls) traded on the Chicago Board Options Exchange and the AMEX. The Company is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Certain members of the Uranerz management team have considerable specialized expertise in the ISR uranium mining method, and the Company controls approximately 44,122 hectares (approximately 170 square miles) in the Powder River Basin of Wyoming, U.S.A., an area well known for hosting uranium-mineralized sandstone roll front deposits that are amenable to ISR mining techniques. Uranerz has submitted ISR mine permit applications for two of its Powder River Basin properties, the Hank and Nichols Ranch projects. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mines currently owned and operated by Power Resources Inc. (a wholly owned U.S. subsidiary of Cameco Corporation) and from AREVA NC’s Irigaray/Christensen Ranch ISR mine located in the Pumpkin Buttes uranium district (presently on stand-by, but scheduled to recommence operations in the near term).

Further Information

For further information relating to the Company, please refer to the Company’s website at www.uranerz.com or contact the Company’s Investor Relations Department at 1-800-689-1659.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, statements with respect to future exploration and drilling programs and results, potential resources and planned permitting activities, as well as resource estimates, projections, the availability of future financing for the acquisition or related exploration, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian Securities Administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.